Exhibit 24.2

To the Board of Directors of
Agenesis Corporation

Michaelson & Co., P.A., certified public accountants, hereby consents to the use of its opinion dated September 30, 2002, in connection with the SB-2 Registration Statement and Prospectus as filed with the Securities and Exchange Commission, and to the filing of a copy thereof as an exhibit thereto. We also consent to the use of our name under the caption “Auditors” in the above-mentioned Registration Statement.

-s- Michaelson & Co., P.A., CPA
Michaelson & Co., P.A., CPA

West Palm Beach, FL.
Dated: February 10, 2003